EXHIBIT 99.1

NEWS RELEASE

CARS Appoints Sonia Jain as Chief Financial Officer

CHICAGO, June 18, 2020 – Cars.com Inc. (NYSE: CARS) (“CARS” or the “Company”) today announced it has concluded its search for chief financial officer and has appointed Sonia Jain to the role effective July 6, 2020.

Sonia joins CARS from Redbox and has more than 10 years of retail, technology and financial management experience. At Redbox, she served as CFO overseeing finance, treasury, strategy and analytics, and mergers and acquisitions activities. Prior to Redbox, Sonia served as vice president, finance and treasurer with Outerwall. She was previously an investment banker at Morgan Stanley and a consultant at McKinsey & Co.

“I am excited to welcome Sonia to the CARS leadership team. She brings deep experience in the multichannel media distribution space and will ensure the continuation of strong financial and executive leadership within our organization,” said Alex Vetter, president and CEO of CARS. “Sonia joins the Company at a time when we have established a strong liquidity position and successfully amended our credit agreement to see us through the pandemic period and beyond. I look forward to partnering with Sonia as the Company builds on its successes realized during prior quarters and continues our quest for market leadership.”

Jandy Tomy has served as interim CFO of CARS since January 2020. Jandy will resume her treasurer position as well as other finance responsibilities for the Company consistent with her personal objectives.

“On behalf of the executive leadership team and the board, I would like to thank Jandy for stepping into the role of interim chief financial officer, assisting us in our search for a new CFO and her stellar performance during this unprecedented time. Jandy’s deft leadership at a critical juncture for the Company enabled us to quickly lower operating costs while continuing to serve car shoppers and sellers. Jandy’s understanding of our business and strong relationships with our lender banks was vital to modify the credit agreement to compensate for the essential stimulus relief we provided to our dealer customers in the second quarter. We are pleased that Jandy will continue to play an important role at CARS and remain engaged in the business,” said Vetter.

“I am eager to be joining CARS during this inflection point for the business,” said Jain. “Much has been accomplished by the Company during a period of strategic transformation. I look forward to supporting CARS in the ambitious pursuit of accelerating growth and market leadership.”

About CARS

CARS is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share. In 2018, Cars.com acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

CARS properties include Cars.com™, DealerRater®, DealerInspire®, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

CARS Media Contact:
Marita Thomas
mthomas@cars.com
312.601.5692

CARS Investor Relations Contact:
Kamal Hamid
khamid@cars.com
312.601.5110

[Source: Cars.com Inc]

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